                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. 4)

                    Under the Securities Exchange Act of 1934



                           Coventry Health Care, Inc.
      --------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $0.01
      --------------------------------------------------------------------
                         (Title of Class of Securities)


                                    222862104
      --------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                               Patrick T. Hackett
                         E.M. Warburg, Pincus & Co., LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
      --------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                             Steven J. Gartner, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                December 31, 1998
      --------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of SS. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

                                  SCHEDULE 13D



-----------------------------                    -------------------------------
CUSIP No.   222853103                                         Page 2 of 10 Pages
-----------------------------                    -------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORT PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus Ventures, L.P.                       I.D. #13-3784037
---- --------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                   (b) [X]

---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     WC
---- ---------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS
     2(d) or 2(e)                                                      [ ]

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
------------ ------- -----------------------------------------------------------
               7     SOLE VOTING POWER

                     0
             ------- -----------------------------------------------------------
 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         0
 OWNED BY    ------- -----------------------------------------------------------
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0
             ------- -----------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     9,643,704
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     9,643,704
---- ---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                           [ ]

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



-----------------------------                    -------------------------------
CUSIP No.   222853103                                         Page 3 of 10 Pages
-----------------------------                    -------------------------------


---- ---------------------------------------------------------------------------
 1   NAME OF REPORT PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Warburg, Pincus & Co.                                I.D. #13-6358475
---- ---------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [ ]
                                                                   (b) [X]
---- ---------------------------------------------------------------------------
 3   SEC USE ONLY

---- ---------------------------------------------------------------------------
 4   SOURCE OF FUNDS*

     N/A
---- ---------------------------------------------------------------------------
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
     TO ITEMS 2(d) or 2(e)                                             [ ]

---- ---------------------------------------------------------------------------
 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
------------ ------- -----------------------------------------------------------
               7     SOLE VOTING POWER

                     0
             ------- -----------------------------------------------------------
 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         0
 OWNED BY    ------- -----------------------------------------------------------
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0
             ------- -----------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     9,643,704
---- ---------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

     9,643,704
---- ---------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
     SHARES*                                                           [ ]

---- ---------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     14.8%
---- ---------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

     PN
---- ---------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



-----------------------------                    -------------------------------
CUSIP No.   222853103                                         Page 4 of 10 Pages
-----------------------------                    -------------------------------


--- ----------------------------------------------------------------------------
1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    E.M. Warburg, Pincus & Co., LLC                       I.D. #13-3536050
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                   (b) [X]

--- ----------------------------------------------------------------------------
3   SEC USE ONLY

--- ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--- ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                 [ ]

--- ----------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    New York
------------ ------- -----------------------------------------------------------
               7     SOLE VOTING POWER

                     0
             ------- -----------------------------------------------------------
 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         0
 OWNED BY
   EACH      ------- -----------------------------------------------------------
 REPORTING     9     SOLE DISPOSITIVE POWER
PERSON WITH
                     0
             ------- -----------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     9,643,704
--- ----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    9,643,704
--- ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                            [ ]

--- ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    14.8%
--- ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    OO
--- ----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



-----------------------------                    -------------------------------
CUSIP No.   222853103                                         Page 5 of 10 Pages
-----------------------------                    -------------------------------


--- ----------------------------------------------------------------------------
1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Patrick T. Hackett
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                   (b) [X]

--- ----------------------------------------------------------------------------
3   SEC USE ONLY

--- ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--- ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
    TO ITEMS 2(d) or 2(e)                                              [ ]

--- ----------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
------------ ------- -----------------------------------------------------------
               7     SOLE VOTING POWER

                     5,000
             ------- -----------------------------------------------------------
 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         9,643,704
 OWNED BY    ------- -----------------------------------------------------------
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          5,000
             ------- -----------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     0
--- ----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    9,648,704
--- ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                            [ ]

--- ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    14.8%
--- ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--- ----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



-----------------------------                    -------------------------------
CUSIP No.   222853103                                         Page 6 of 10 Pages
-----------------------------                    -------------------------------


--- ----------------------------------------------------------------------------
1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joel Ackerman
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                   (b) [X]

--- ----------------------------------------------------------------------------
3   SEC USE ONLY

--- ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--- ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                 [ ]

--- ----------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
------------ ------- -----------------------------------------------------------
               7     SOLE VOTING POWER

                     0
             ------- -----------------------------------------------------------
 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         9,643,704
 OWNED BY    ------- -----------------------------------------------------------
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0
             ------- -----------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     0
--- ----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    9,643,704
--- ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                            [ ]

--- ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    14.8%
--- ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--- ----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D



-----------------------------                    -------------------------------
CUSIP No.   222853103                                         Page 7 of 10 Pages
-----------------------------                    -------------------------------


--- ----------------------------------------------------------------------------
1   NAME OF REPORT PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Jonathan S. Leff
--- ----------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [ ]
                                                                   (b) [X]

--- ----------------------------------------------------------------------------
3   SEC USE ONLY

--- ----------------------------------------------------------------------------
4   SOURCE OF FUNDS*

    N/A
--- ----------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
    TO ITEMS 2(d) or 2(e)                                              [ ]

--- ----------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
------------ ------- -----------------------------------------------------------
               7     SOLE VOTING POWER

                     0
             ------- -----------------------------------------------------------
 NUMBER OF     8     SHARED VOTING POWER
  SHARES
BENEFICIALLY         9,643,704
 OWNED BY    ------- -----------------------------------------------------------
   EACH        9     SOLE DISPOSITIVE POWER
 REPORTING
PERSON WITH          0
             ------- -----------------------------------------------------------
               10    SHARED DISPOSITIVE POWER

                     0
--- ----------------------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

    9,643,704
--- ----------------------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                            [ ]

--- ----------------------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    14.8%
--- ----------------------------------------------------------------------------
14  TYPE OF REPORTING PERSON*

    IN
--- ----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

        This Amendment No. 4 amends the Schedule 13D filed on April 9, 1998 (as amended, the "Schedule 13D") on behalf of Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Ventures"), Warburg, Pincus & Co., a New York general partnership ("WP"), E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW"), and Patrick T. Hackett, Joel Ackerman, and Jonathan
S. Leff (the "Trustees"), as trustees of a voting trust (the "Voting Trust") under a voting trust agreement, dated as of April 15, 1997 (as supplemented on November 12, 1997, the "Voting Trust Agreement"), relating to the common stock, par value $0.01 per share, of Coventry Health Care, Inc., a Delaware corporation (the "Company").

        Unless otherwise indicated herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Schedule 13D.

        Item 3
        ------

        Item 3 of the Schedule 13D is hereby amended by adding the following:

        "The total amount of funds required by Ventures to purchase the Securities was $61,301,861 and was furnished from the working capital of Ventures."




                                 8 of 10 Pages

        Item 5
        ------

        Paragraph (a) of Item 5 is hereby amended and restated in its entirety to read as follows:

        "As of January 26, 1999, Ventures beneficially owned 9,643,704 shares of Common Stock, subject to adjustment. By reason of their respective relationships with Ventures, each of the Reporting Entities may be deemed under Rule 13d-3 under the Exchange Act to own beneficially all of the shares of Common Stock which Ventures beneficially owns. The 9,643,704 shares of Common Stock represent approximately 14.8% of the outstanding shares of Common Stock, based on the 58,831,515 shares of Common Stock outstanding as of November 3, 1998, as reported by the Company in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 16, 1998."

        Schedule I hereto sets forth a list of open market purchases of Common Stock made by Ventures since the filing of Amendment No. 3.





                                 9 of 10 Pages

                                   SIGNATURES

        After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: January 26, 1999                     WARBURG, PINCUS VENTURES, L.P.

                                            By: Warburg, Pincus & Co.,
                                                General Partner


                                            By: /s/ Stephen Distler
                                                -------------------
                                                Partner


Dated: January 26, 1999                     WARBURG, PINCUS & CO.

                                            By: /s/ Stephen Distler
                                                -------------------
                                                Partner


Dated: January 26, 1999                     E.M. WARBURG, PINCUS & CO., LLC

                                            By: /s/ Stephen Distler
                                                -------------------
                                                Member


Dated: January 26, 1999                     By: /s/ Patrick T. Hackett
                                                ----------------------
                                                Trustee


Dated: January 26, 1999                     By: /s/ Joel Ackerman
                                                -----------------
                                                Trustee


Dated: January 26, 1999                     By: /s/ Jonathan S. Leff
                                                --------------------
                                                Trustee




                                 10 of 10 Pages

                                      Schedule I
                                      ----------


                         Recent Purchases of the Common Stock
                            of Coventry Health Care, Inc.[1]



Name of        Number of                Price Per          Date
Purchaser      Shares Purchased         Share              of Trade

Ventures         350,000                $5.5982            8/13/98
Ventures         100,000                $5.9219            8/14/98
Ventures         81,300                 $5.8428            8/17/98
Ventures         25,000                 $5.875             8/17/98
Ventures         162,057                  [2]              12/31/98


--------
1 Each of the above purchases was made on the Nasdaq National Market, on which the Common Stock is traded, except for the dividends referred to in Note 2.

2 Reflects interest on convertible exchangeable notes payable in additional convertible exchangeable notes as of December 31, 1998. Such notes are convertible into 162,057 shares of Common Stock.




                                      S-1